Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
        We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-201610) and Form S-8 (Nos. 333-177800, 333-195521, 333-213081, 333-213082, and 333-215552) of Radius Health, Inc. and in the related Prospectus of our reports dated February 24, 2017, with respect to the consolidated financial statements of Radius Health, Inc. and the effectiveness of internal control over financial reporting of Radius Health, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ Ernst & Young LLP
Boston, Massachusetts
February 24, 2017